EXHIBIT 23.2b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptiCon Systems, Inc.

Dear Sirs:

As the independent registered accountants in February 2007 at the time the engagement was performed, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement the following:

Our report to the Board of Directors of OptiCon Systems dated February 6, 2007 on the financial statements of the Company as at June 30, 2006 and the statements of operations, change in stockholders' deficit and cash flows for the year ended June 30, 2006.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

/s/ Herman Lagor Hopkins, P.A.

Herman Lagor Hopkins, P.A.
fka Herman Lagor Hopkins & Meeks, P.A.
Tampa, Florida
February 1, 2008